Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact:
Chris Gay
308-255-2905
Cabela's Incorporated

Media Contact:
Joe Arterburn
308-255-1204
Cabela's Incorporated

CABELA'S INC. ANNOUNCES PLANS FOR TRANSITION OF PATRICK A. SNYDER

SIDNEY, Neb. (June 10, 2011) - Cabela's Incorporated (NYSE:CAB) announced today that, effective July 1, 2011, Patrick A. Snyder, Executive Vice President and Chief Marketing Officer, will transition from his current position and will become a special advisor to the Chief Executive Officer.  This transition is occurring at Mr. Snyder’s request, and he has agreed to serve as a special advisor to the Chief Executive Officer through 2013, when he plans to retire.

Mr. Snyder began his career with Cabela’s as a product manager and was promoted through the merchandising organization.  He has held the top leadership position in merchandising, marketing and operations over the course of his 30 year career.

“Pat was instrumental in growing our direct business and is personally responsible for many of our product innovations,” said Tommy Millner, Cabela's Chief Executive Officer.  “We are excited that Pat has agreed to continue to support us in an advisory capacity, as he has a wealth of knowledge regarding our customer base and Cabela’s branded products.”

The Company also announced plans to hire an Executive Vice President and Chief Marketing and E-Commerce Officer to assume Mr. Snyder’s responsibilities.  Mr. Snyder will continue to support the Marketing and E-Commerce areas through the transition.

About Cabela's Incorporated

Cabela's Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world's largest direct marketer, of hunting, fishing, camping and related outdoor merchandise. Since the Company's founding in 1961, Cabela's® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World's Foremost Outfitter®. Through Cabela's growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela's also issues the Cabela's CLUB® Visa credit card, which serves as its primary customer loyalty rewards program. Cabela's stock is traded on the New York Stock Exchange under the symbol “CAB”.

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